EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 6, 2022	fcooper@tollbrothers.com

Toll Brothers Reports FY 2022 4th Quarter Results

FORT WASHINGTON, PA, December 6, 2022 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its fourth quarter ended October 31, 2022.

FY 2022’s Fourth Quarter Financial Highlights (Compared to FY 2021's Fourth Quarter):
•Net income and earnings per share were $640.5 million and $5.63 per share diluted, compared to net income of $374.3 million and $3.02 per share diluted in FY 2021’s fourth quarter. As previously disclosed, net income in the fourth quarter includes a $138.4 million net pre-tax benefit primarily related to the settlement of the Company's claims associated with a natural gas leak that occurred in Southern California in late 2015.
•Pre-tax income was $841.1 million, compared to $499.7 million in FY 2021’s fourth quarter.
•Home sales revenues were $3.6 billion, up 21% compared to FY 2021’s fourth quarter; delivered homes were 3,765, up 13%.
•Net signed contract value was $1.3 billion, down 56% compared to FY 2021’s fourth quarter; contracted homes were 1,186, down 60%.
•Backlog value was $8.9 billion at fourth quarter end, down 7% compared to FY 2021’s fourth quarter; homes in backlog were 8,098, down 21%.
•Home sales gross margin was 26.9%, compared to FY 2021’s fourth quarter home sales gross margin of 23.5%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 29.0%, compared to FY 2021’s fourth quarter adjusted home sales gross margin of 25.9%.
•SG&A, as a percentage of home sales revenues, was 7.7%, compared to 8.8% in FY 2021’s fourth quarter.
•Income from operations was $690.2 million.
•Other income, income from unconsolidated entities, and gross margin from land sales and other was $152.5 million, which includes an approximate $141.2 million benefit related to the settlement described above.
•The Company repurchased approximately 3.7 million shares at an average price of $42.45 per share for a total purchase price of approximately $158.9 million.
Full FY 2022 Financial Highlights (Compared to Full FY 2021):
•Net income was $1.29 billion, and earnings per share were $10.90 diluted, compared to net income of $833.6 million and $6.63 per share diluted in FY 2021.
•Pre-tax income was $1.70 billion, compared to $1.10 billion in FY 2021.
•Home sales revenues were $9.71 billion, up 15% compared to FY 2021; delivered homes were 10,515, up 5%.
•Net signed contract value was $9.07 billion, down 21% compared to FY 2021; contracted homes were 8,255,down 34%.
•Home sales gross margin was 25.5%, compared to FY 2021’s home sales gross margin of 22.5%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 27.5%, compared to FY 2021’s adjusted home sales gross margin of 25.0%.
•SG&A, as a percentage of home sales revenues, was 10.1%, compared to 10.9% in FY 2021.
•Income from operations was $1.51 billion.
•Other income, income from unconsolidated entities, and gross margin from land sales and other was $207.7 million.
•The Company repurchased approximately 11.0 million shares at an average price of $49.34 per share for a total purchase price of approximately $542.7 million.

Douglas C. Yearley, Jr., chairman and chief executive officer, stated: “Despite the many challenges facing our industry over the past year, we delivered record results in FY 2022, closing the year with our strongest quarterly earnings ever. In our fourth quarter, we delivered 3,765 homes, generated home sales revenues of $3.6 billion and increased earnings by 86% to $5.63 per share diluted as compared to Q4 2021. Driven by the strong pricing in our backlog, our fourth quarter adjusted gross margin was 29.0%, a 310-basis point increase compared to Q4 2021, and our fourth quarter SG&A expense, as a percentage of home sales revenues, improved by 110 basis points over Q4 2021 to 7.7%. For the year, we delivered over 10,500 homes and grew home sales revenues by 15.2%, posted an adjusted gross margin of 27.5%, decreased SG&A margin by 80 basis points and improved our return on beginning equity by 720 basis points to 24.3%. We earned a record $10.90 per share diluted and increased our book value to $54.79 per share. I am pleased with these results and proud of the extraordinary efforts of the entire Toll Brothers team.
“While FY 2022 was a year of records for our Company, the dramatic increase in mortgage rates since March presents a challenging market as we enter FY 2023. Many homebuyers are on the sidelines, waiting for clarity on the direction of mortgage rates and the overall economy. Our net signed contracts were down 60% in units and 56% in dollars in the fourth quarter, with no discernible change nearly halfway through our first quarter. Despite the softer market, FY 2023 is positioned to be another solid, high-margin year for us because of our strong backlog of 8,098 homes valued at $8.9 billion at fiscal year end. We are projecting an adjusted gross margin of 27.0% and earnings per share of $8.00 to $9.00 in FY 2023. This would increase our book value per share to above $60 at fiscal year-end 2023.
“As a primarily build-to-order home builder, we are strategically balancing the delivery of our large, high-margin backlog in FY 2023 with the generation of new sales for future deliveries. In this uncertain demand environment, our pricing strategy reflects, for each of our communities, an evaluation of local market dynamics, including elasticity of demand, the size of our backlog and the depth and quality of our land holdings in that market. We intend to continue making appropriate price adjustments as FY 2023 progresses. We also plan to grow our community count, replenish our supply of spec inventory in certain markets, and take advantage of shorter cycle times and lower building costs as trades have begun to show signs of increased capacity.
“Importantly, we have sufficient land under control to increase community count by 10% in FY 2023. We continue to assess all pending and future land transactions using rigorous underwriting standards based on current market conditions. Our balance sheet is solid, with over $3.0 billion of liquidity at fiscal year end and a net debt-to-capital ratio of 23.4%. In addition, we expect to generate significant cash flow from operations in FY 2023. This should enable us to continue reducing debt and returning cash to stockholders throughout the year.
“We believe the long-term prospects for the housing market remain positive despite recent weakness. Demographic and migration trends continue in our favor. In addition, there continues to be a substantial shortage of homes in America as housing starts have not kept up with population growth for at least the past 15 years. We believe these fundamental drivers will support the housing market well into the future.”

First Quarter and FY 2023 Financial Guidance:
	First Quarter	Full Fiscal Year 2023
Deliveries	1,750 - 1,850 units	8,000 - 9,000 units
Average Delivered Price per Home	$950,000 - $970,000	$965,000 - $985,000
Adjusted Home Sales Gross Margin	27.0%	27.0%
SG&A, as a Percentage of Home Sales Revenues	13.5%	11.3%
Period-End Community Count	340	385
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$10 million	$125 million
Tax Rate	26.0%	26.0%

Financial Highlights for the three months ended October 31, 2022 and 2021 (unaudited):
	2022	2021
Net Income	$640.5 million, or $5.63 per share diluted	$374.3 million, or $3.02 per share diluted
Pre-Tax Income	$841.1 million	$499.7 million
Pre-Tax Inventory Impairments	$22.1 million	$10.5 million
Home Sales Revenues	$3.58 billion and 3,765 units	$2.95 billion and 3,341 units
Net Signed Contracts	$1.32 billion and 1,186 units	$3.00 billion and 2,957 units
Net Signed Contracts per Community	3.5 units	8.9 units
Quarter-End Backlog	$8.87 billion and 8,098 units	$9.50 billion and 10,302 units
Average Price per Home in Backlog	$1,095,800	$922,100
Home Sales Gross Margin	26.9%	23.5%
Adjusted Home Sales Gross Margin	29.0%	25.9%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.5%	2.0%
SG&A, as a percentage of Home Sales Revenues	7.7%	8.8%
Income from Operations	$690.2 million, or 18.6% of total revenues	$440.7 million, or 14.5% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$152.5 million	$63.5 million
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	2.9%	1.3%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	20.8%	4.6%

Financial Highlights for the fiscal years ended October 31, 2022 and 2021 (unaudited)
	2022	2021
Net Income	$1.29 billion, or $10.90 per share diluted	$833.6 million, or $6.63 per share diluted
Pre-Tax Income	$1.70 billion	$1.10 billion
Pre-Tax Inventory Impairments	$32.7 million	$26.5 million
Home Sales Revenues	$9.71 billion and 10,515 units	$8.43 billion and 9,986 units
Net Signed Contracts	$9.07 billion and 8,255 units	$11.54 billion and 12,472 units
Home Sales Gross Margin	25.5%	22.5%
Adjusted Home Sales Gross Margin	27.5%	25.0%
SG&A, as a percentage of Home Sales Revenues	10.1%	10.9%
Income from Operations	$1.51 billion, or 14.7% of total revenues	$1.02 billion, or 11.6% of total revenues
Other Income, Income from Unconsolidated Entities, and Land Sales Gross Profit	$207.7 million	$164.3 million

Additional Information:
•The Company ended its FY 2022 fourth quarter with approximately $1.3 billion in cash and cash equivalents, compared to $1.6 billion at FYE 2021 and $316.5 million at FY 2022’s third quarter end. At FY 2022 fourth quarter end, the Company also had $1.8 billion available under its $1.9 billion bank revolving credit facility, substantially all of which is scheduled to mature in November 2026.
•On October 21, 2022, the Company paid its quarterly dividend of $0.20 per share to shareholders of record at the close of business on October 7, 2022.
•Stockholders' Equity at FY 2022 fourth quarter end was $6.0 billion, compared to $5.3 billion at FYE 2021.
•FY 2022's fourth quarter-end book value per share was $54.79 per share, compared to $44.08 at FYE 2021.
•The Company ended its FY 2022 fourth quarter with a debt-to-capital ratio of 35.7%, compared to 37.5% at FY 2022’s third quarter end and 40.2% at FYE 2021. The Company ended FY 2022’s fourth quarter with a net debt-to-capital ratio(1) of 23.4%, compared to 34.3% at FY 2022’s third quarter end, and 25.1% at FYE 2021.
•The Company ended FY 2022’s fourth quarter with approximately 76,000 lots owned and optioned, compared to 82,100 one quarter earlier, and 80,900 one year earlier. Approximately 50% or 37,700, of these lots were owned, of which approximately 17,400 lots, including those in backlog, were substantially improved.
•In the fourth quarter of FY 2022, the Company spent approximately $138.2 million on land to purchase approximately 1,449 lots.
•The Company ended FY 2022’s fourth quarter with 348 selling communities, compared to 332 at FY 2022’s third quarter end and 340 at FY 2021’s fourth quarter end.
•The Company repurchased approximately 3.7 million shares of its common stock during the quarter at an average price of $42.45 per share for an aggregate purchase price of approximately $158.9 million.
•On August 25, 2022, the Company entered into a $192.5 million settlement agreement with Southern California Gas Company to resolve the Company’s claims associated with a natural gas leak that occurred from October 2015 through February 2016 at the Aliso Canyon underground storage facility located near certain of its communities in Southern California. As a result, net of legal fees and expenses, we recognized a pre-tax gain in the fourth quarter of $148.4 million, of which $141.2 million was recorded in Other income – net in our Consolidated Statement of Operations. The remainder was recorded as an offset to previously incurred expenses. Coincident with this settlement, we seeded a new Toll Brothers charitable foundation with $10.0 million, resulting in a $138.4 million net pre-tax benefit to earnings in the fourth quarter.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by Chairman & CEO Douglas C. Yearley, Jr. at 8:30 a.m. (ET) Wednesday, December 7, 2022, to discuss these results and its outlook for the first quarter and FY 2023. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS
Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company was founded 55 years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves first-time, move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. Toll Brothers builds in over 60 markets in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia. The Company operates its own architectural, engineering, mortgage, title, land development, golf course development, smart home technology, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations.
Toll Brothers was named the World’s Most Admired Homebuilder in FORTUNE magazine’s 2022 survey of the World’s Most Admired Companies®, the seventh year it has been so honored. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
©2022 Fortune Media IP Limited. All rights reserved. Used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse the products or services of, Toll Brothers

FORWARD-LOOKING STATEMENTS
Information presented herein for the fourth quarter ended October 31, 2022 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: the impact of Covid-19 on the U.S. economy and on our business; expectations regarding inflation and interest rates; the markets in which we operate or may operate; our strategic priorities; our land acquisition, land development and capital allocation priorities; market conditions; demand for our homes; anticipated operating results and guidance; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues, including expected labor and material costs; selling, general, and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire or dispose of land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; and the outcome of legal proceedings, investigations, and claims.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the ongoing effects of the Covid-19 pandemic, which remain highly uncertain, cannot be predicted and will depend upon future developments, including the duration of the pandemic, the impact of mitigation strategies taken by applicable government authorities, the continued availability and effectiveness of vaccines, adequate testing and therapeutic treatments and the prevalence of widespread immunity to Covid-19;
•the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters;
•the risk of loss from acts of war, terrorism or outbreaks of contagious diseases, such as Covid-19;
•federal and state tax policies;

•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;
•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2021 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2022	October 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,346,754	$1,638,494
Inventory	8,733,326	7,915,884
Property, construction and office equipment, net	287,827	310,455
Receivables, prepaid expenses and other assets	747,228	738,078
Mortgage loans held for sale	185,150	247,211
Customer deposits held in escrow	136,115	88,627
Investments in unconsolidated entities	852,314	599,101
	$12,288,714	$11,537,850

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,185,275	$1,011,534
Senior notes	1,995,271	2,403,989
Mortgage company loan facility	148,863	147,512
Customer deposits	680,588	636,379
Accounts payable	619,411	562,466
Accrued expenses	1,345,987	1,220,235
Income taxes payable	291,479	215,280
Total liabilities	6,266,874	6,197,395

Equity:
Stockholders’ Equity
Common stock	1,279	1,279
Additional paid-in capital	716,786	714,453
Retained earnings	6,166,732	4,969,839
Treasury stock, at cost	(916,327)	(391,656)
Accumulated other comprehensive income	37,618	1,109
Total stockholders' equity	6,006,088	5,295,024
Noncontrolling interest	15,752	45,431
Total equity	6,021,840	5,340,455
	$12,288,714	$11,537,850

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2022		2021		2022		2021
	$	%	$	%	$	%	$	%
Revenues:
Home sales	$3,580,952		$2,950,417		$9,711,170		$8,431,746
Land sales and other	131,182		90,963		564,388		358,615
	3,712,134		3,041,380		10,275,558		8,790,361

Cost of revenues:
Home sales	2,617,914	73.1%	2,256,044	76.5%	7,237,409	74.5%	6,538,454	77.5%
Land sales and other	129,611	98.8%	86,473	95.1%	551,770	97.8%	309,007	86.2%
	2,747,525		2,342,517		7,789,179		6,847,461

Gross margin - home sales	963,038	26.9%	694,373	23.5%	2,473,761	25.5%	1,893,292	22.5%
Gross margin - land sales and other	1,571	1.2%	4,490	4.9%	12,618	2.2%	49,608	13.8%

Selling, general and administrative expenses	274,381	7.7%	258,199	8.8%	977,753	10.1%	922,023	10.9%
Income from operations	690,228		440,664		1,508,626		1,020,877

Other:
Income (loss) from unconsolidated entities	(4,231)		45,722		23,723		74,035
Other income - net	155,147		13,303		171,377		40,614
Expenses related to early retirement of debt	—		—		—		(35,211)
Income before income taxes	841,144		499,689		1,703,726		1,100,315
Income tax provision	200,608		125,359		417,226		266,688
Net income	$640,536		$374,330		$1,286,500		$833,627
Per share:
Basic earnings	$5.67		$3.06		$11.02		$6.72
Diluted earnings	$5.63		$3.02		$10.90		$6.63
Cash dividend declared	$0.20		$0.17		$0.77		$0.62
Weighted-average number of shares:
Basic	112,914		122,218		116,771		124,100
Diluted	113,793		124,057		117,975		125,807

Effective tax rate	23.8%		25.1%		24.5%		24.2%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2022	2021	2022	2021
Inventory impairments and write-offs in cost of home sales:
Pre-development costs and option write offs	$6,218	$1,828	$13,051	$5,620
Land owned for future communities*	15,850	8,700	19,690	19,805
Land owned for operating communities	—	10	—	1,110
	$22,068	$10,538	$32,741	$26,535

Depreciation and amortization	$23,549	$22,312	$76,816	$76,250
Interest incurred	$35,085	$36,280	$132,171	$153,933
Interest expense:
Charged to home sales cost of sales	$54,264	$59,825	$164,831	$187,237
Charged to land sales and other cost of sales	940	890	5,788	4,372
	$55,204	$60,715	$170,619	$191,609

Home sites controlled:			October 31, 2022	October 31, 2021
Owned			37,700	36,099
Optioned			38,349	44,768
			76,049	80,867
* For the three months ended October 31, 2022, all of these impairments related to the planned sale of two land parcels in our former City Living segment.

Inventory at October 31, 2022 and October 31, 2021 consisted of the following (amounts in thousands):

	October 31, 2022	October 31, 2021
Land and land development costs	$2,164,121	$2,229,550
Construction in progress	5,716,565	4,973,609
Sample homes	285,749	265,402
Land deposits and costs of future development	566,891	447,323
	$8,733,326	$7,915,884

Toll Brothers operates in following five geographic segments, with current operations generally located in the states listed below:
•North: Connecticut, Delaware, Illinois, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

At October 31, 2022, the Company concluded that it's City Living operations no longer met the definition of an operating segment, primarily due to the change in structure and a shift in strategy for its operations. Therefore, the Company concluded it has five operating segments as reflected above. Amounts reported in prior periods have been reclassified to conform to the fiscal 2022 presentation. The realignment did not have any impact on the Company’s consolidated financial position, results of operations, earnings per share or cash flows for the periods presented.

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2022	2021	2022	2021	2022	2021
REVENUES
North	696	780	$618.2	$660.4	$888,200	$846,700
Mid-Atlantic	403	508	383.9	413.2	$952,500	$813,300
South	770	599	597.1	394.5	$775,400	$658,600
Mountain	1,147	847	971.4	640.0	$846,900	$755,700
Pacific	749	607	1,008.9	842.4	$1,347,000	$1,387,700
Home Building	3,765	3,341	3,579.5	2,950.5	$950,700	$883,100
Corporate and other			1.5	(0.1)
Total home sales	3,765	3,341	3,581.0	2,950.4	$951,100	$883,100
Land sales and other			131.2	91.0
Total Consolidated			$3,712.2	$3,041.4

CONTRACTS
North	350	584	$329.8	$546.1	$942,400	$935,200
Mid-Atlantic	206	343	233.5	340.0	$1,133,400	$991,200
South	315	661	312.7	573.4	$992,500	$867,500
Mountain	228	881	274.6	823.2	$1,204,500	$934,400
Pacific	87	488	169.3	716.5	$1,945,800	$1,468,200
Total Consolidated	1,186	2,957	$1,319.9	$2,999.2	$1,112,900	$1,014,300

BACKLOG
North	1,122	1,737	$1,119.5	$1,494.2	$997,800	$860,200
Mid-Atlantic	842	1,053	960.5	1,004.5	$1,140,700	$954,000
South	2,523	2,470	2,352.5	1,965.2	$932,400	$795,600
Mountain	2,524	3,598	2,597.3	3,021.9	$1,029,000	$839,900
Pacific	1,087	1,444	1,844.3	2,013.3	$1,696,700	$1,394,300
Total Consolidated	8,098	10,302	$8,874.1	$9,499.1	$1,095,800	$922,100

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2022	2021	2022	2021	2022	2021
REVENUES
North	2,163	2,503	$1,853.7	$2,011.9	$857,000	$803,800
Mid-Atlantic	1,222	1,402	1,149.0	1,076.9	$940,300	$768,100
South	2,033	1,783	1,519.6	1,183.3	$747,500	$663,700
Mountain	3,366	2,732	2,747.8	2,003.0	$816,300	$733,200
Pacific	1,731	1,566	2,442.0	2,156.1	$1,410,700	$1,376,800
Home Building	10,515	9,986	9,712.1	8,431.2	$923,600	$844,300
Corporate and other			(0.9)	0.5
Total home sales	10,515	9,986	9,711.2	8,431.7	$923,600	$844,400
Land sales and other			564.4	358.6
Total Consolidated			$10,275.6	$8,790.3

CONTRACTS
North	1,596	2,245	$1,534.7	$1,996.4	$961,600	$889,300
Mid-Atlantic	1,012	1,465	1,105.4	1,310.7	$1,092,300	$894,700
South	1,981	2,765	1,838.3	2,109.6	$928,000	$763,000
Mountain	2,292	4,031	2,319.7	3,341.5	$1,012,100	$829,000
Pacific	1,374	1,966	2,269.3	2,781.7	$1,651,600	$1,414,900
Total Consolidated	8,255	12,472	$9,067.4	$11,539.9	$1,098,400	$925,300

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2022 and 2021, and for backlog at October 31, 2022 and 2021 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2022	2021	2022	2021	2022	2021
Three months ended October 31,
Revenues	5	6	$15.6	$17.3	$3,123,400	$2,889,900
Contracts	36	4	$49.8	$10.0	$1,382,700	$2,488,200

Twelve months ended October 31,
Revenues	19	32	$60.9	$88.5	$3,205,400	$2,766,700
Contracts	51	29	$97.2	$81.7	$1,905,300	$2,819,000

Backlog at October 31,	81	1	$96.3	$3.2	$1,189,100	$3,199,800

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended October 31,		Twelve Months Ended October 31,
		2022	2021	2022	2021
	Revenues - home sales	$3,580,952	$2,950,417	$9,711,170	$8,431,746
	Cost of revenues - home sales	2,617,914	2,256,044	7,237,409	6,538,454
	Home sales gross margin	963,038	694,373	2,473,761	1,893,292
Add:	Interest recognized in cost of revenues - home sales	54,264	59,825	164,831	187,237
	Inventory write-downs	22,068	10,538	32,741	26,535
	Adjusted home sales gross margin	$1,039,370	$764,736	$2,671,333	$2,107,064

	Home sales gross margin as a percentage of home sale revenues	26.9%	23.5%	25.5%	22.5%

	Adjusted home sales gross margin as a percentage of home sale revenues	29.0%	25.9%	27.5%	25.0%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected first quarter and full FY 2023 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the first quarter and full FY 2023. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our first quarter and full FY 2023 home sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		October 31, 2022	July 31, 2022	October 31, 2021
	Loans payable	$1,185,275	$1,200,178	$1,011,534
	Senior notes	1,995,271	1,995,029	2,403,989
	Mortgage company loan facility	148,863	113,705	147,512
	Total debt	3,329,409	3,308,912	3,563,035
	Total stockholders' equity	6,006,088	5,523,273	5,295,024
	Total capital	$9,335,497	$8,832,185	$8,858,059
	Ratio of debt-to-capital	35.7%	37.5%	40.2%

	Total debt	$3,329,409	$3,308,912	$3,563,035
Less:	Mortgage company loan facility	(148,863)	(113,705)	(147,512)
	Cash and cash equivalents	(1,346,754)	(316,471)	(1,638,494)
	Total net debt	1,833,792	2,878,736	1,777,029
	Total stockholders' equity	6,006,088	5,523,273	5,295,024
	Total net capital	$7,839,880	$8,402,009	$7,072,053
	Net debt-to-capital ratio	23.4%	34.3%	25.1%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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